Exhibit 2.1

SHARE PURCHASE AGREEMENT

dated as of

February 5, 2026

by and among

AtlasClear Holdings, Inc.,

Commercial Bancorp,

and

the Shareholders of Commercial Bancorp

TABLE OF CONTENTS

Article I CERTAIN DEFINITION		4

1.01	Certain Definitions	4

Article II PURCHASE AND SALE		9

2.01	Purchase and Sale of Shares	9
2.02	Purchase Price	9
2.03	Payments	9
2.04	Closing	9
2.05	Calculation of the Purchase Price	10
2.06	Election Procedures	10
2.07	Earnest Money Deposit	12

Article III ACTIONS PENDING ACQUISITION		12

3.01	Forbearances of CB and Bank	12
3.02	Forbearances of Clear	15

Article IV REPRESENTATIONS AND WARRANTIES		15

4.01	Disclosure Schedules	15
4.02	Representations and Warranties of CB and Bank	15
4.03	Representations and Warranties of the Sellers	26
4.04	Representations and Warranties of Clear	27

Article V COVENANTS		27

5.01	Reasonable Best Efforts	27
5.02	Intentionally Omitted.	27
5.03	Press Releases	27
5.04	Access; Information; Board Observation Rights	28
5.05	Acquisition Proposals	29
5.06	Reports and Filings	29
5.07	Regulatory Applications	29
5.08	Notification of Certain Matters	29
5.09	No Breaches of Representations or Warranties	29
5.10	Consents	29
5.11	Insurance Coverage	30
5.12	Correction of Information	30
5.13	Confidentiality	30
5.14	Allowance for Loan and Lease Losses; Pre-Closing Loan Review	30
5.15	Continuity of Interest	31

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Article VI CONDITIONS TO CONSUMMATION OF THE ACQUISITION		31

6.01	Conditions to Each Party’s Obligation to Effect the Acquisition	31
6.02	Conditions to Obligation of Sellers	31
6.03	Conditions to Obligation of Clear	32

Article VII TERMINATION		33

7.01	Termination by Mutual Consent	33
7.02	Termination by Either Clear or the Sellers	34
7.03	Termination by the Seller	34
7.04	Termination by Clear	34
7.05	Effect of Termination and Abandonment	34

Article VIII MISCELLANEOUS		35

8.01	Survival	35
8.02	Waiver; Amendment	35
8.03	Counterparts	35
8.04	Governing Law and Venue; Waiver of Jury Trial	35
8.05	Counterparts	36
8.06	Expenses	36
8.07	Notices	36
8.08	Entire Understanding; No Third-Party Beneficiaries	37
8.09	Interpretation; Effect	37
8.10	Severability	37
8.11	Assignment	37

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of February 5, 2026 (this “Agreement”), is by and among AtlasClear Holdings, Inc., a Delaware corporation (“Clear”), Commercial Bancorp, a Wyoming corporation (“CB”) and each of the Persons named as “Sellers” on the signature pages hereto (each a “Seller” and collectively, the “Sellers”).

RECITALS

A. WHEREAS, the Sellers own all of the issued and outstanding shares of common stock of CB (the “Shares”);

B. WHEREAS, CB is a registered bank holding company and the owner of 100% of the outstanding stock of Farmers State Bank, a Wyoming state-chartered member bank (the “Bank”), located in Pine Bluffs, Wyoming;

C. WHEREAS, the Sellers wish, among other things, to transfer all of their Shares to Clear, on the terms and subject to the conditions set forth in this Agreement (the “Acquisition”); and

D. WHEREAS, the respective boards of directors of Clear and CB have determined that it is in the best interests of their respective companies and their shareholders to consummate the Acquisition and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

Article I
CERTAIN DEFINITION

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Adjusted Book Value” (“ABV”) means the book value for the operational portion of the Equity Capital of CB. The book value shall not include any amount for the land and building and accumulated depreciation for the building and its components since the land and buildings are valued separately. If the parties cannot agree on the Adjusted Book Value for the operational portion of CB, then the Certified Public Accounting Firm of Haynie & Company (“Haynie”) shall calculate the Adjusted Book Value as of the Closing.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors or other management of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

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“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 8.02.

“Appraised Value” means the conclusive assignment of value reached by a professional commercial real estate appraiser jointly selected and retained by CB and Clear, provided said assigned value is not less than $400,000.

“Bank Articles” means the Articles of Incorporation of Bank.

“Bank Board” means the Board of Directors of Bank.

“Bank Bylaws” means the Bylaws of Bank.

“Banking Code” means the Wyoming Banking Code, as amended.

“Bank Common Stock” means the common stock of Bank.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of Wyoming are authorized or obligated to close.

“Calculation Date” means the last day of the month prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control Agreement” means that certain Deposit Account Control Agreement, dated as of the date hereof, by and among Clear, CB and the Bank, governing the administration and release of funds held in the account containing the Deposit.

“Clear Board” means the Board of Directors of Clear.

“Clear Shares” means the common stock of Clear.

“Equity Capital” means the total equity capital of CB as of the Calculation Date, determined using Federal Reserve System Report methodology for the preparation of the applicable Federal Reserve System form for registered small bank holding companies.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person treated as a single employer with CB under Section 414(b), (c), (m), or (o) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

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“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality, including federal and state banking and financial regulatory authorities.

“Knowledge” means, with respect to a party hereto, actual knowledge and the knowledge that each person would have reasonably obtained after making due and appropriate inquiry with respect to the particular matter in question or of any officer of that party with the title of not less than a vice president.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any kind.

“Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) or prospects of CB or the Bank, taken as a whole, or would materially impair the ability of CB or the Bank to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Acquisition and the other transactions contemplated by this Agreement provided, however, that Material Adverse Effect shall not be deemed to include the impact of any (a) change in law, rule or regulation or GAAP or interpretations thereof that applies to CB or the Bank, (b) changes in economic conditions affecting commercial banks generally (including, without limitation, any changes in interest rates), (c) acts of terrorism or war, (d) any modifications or changes to valuation policies and practices in connection with the Acquisition or restructuring charges taken in connection with the Acquisition, in each case in accordance with GAAP or RAP, as applicable, (e) changes resulting from fees and expenses (including, but not limited to legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including any fees or expenses relating to litigation that may be filed to contest the transactions contemplated herein, (f) the payment of any amounts due, or the provision of any benefits to, any officer or employee under employment contracts or employee benefit plans, severance agreements, consulting agreements or other arrangements disclosed in the Disclosure Schedules; or (g) actions or omissions of CB or the Bank taken in contemplation of the transactions contemplated hereby; as required or permitted hereunder; as required under any regulatory approval received in connection with the Acquisition; or which have been waived by Clear.

“Closing Cash Consideration” means the cash the Sellers receive as part of the Closing Consideration.

“Closing Consideration” means the per share consideration to be paid to the Sellers in cash and/ or Clear Shares in accordance with each Seller’s election to receive a combination of stock and cash (i.e. Option A), cash only (i.e. Option B), or stock only (i.e. Option C). For purposes of clarity and by way of example only, a sample calculation of the Closing Consideration and Pro Rata Share based on CB and Bank financials, adjusted as agreed upon, as of the Calculation Date, is attached as Schedule I to this Agreement.

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“Closing Share Consideration” means the Clear Shares the Sellers received as part of the Closing Consideration.

“NOL Tax Benefit” means the net operating loss as reflected on the most recent tax return that was prior to the Closing times the maximum corporate federal income tax rate in effect as of the Closing Date.

“Option A” means consideration for each Share consisting of three (3) times the per share ABV of Shares, plus a pro rata share of net Premises valuation and NOL Tax Benefit, paid out 1/3 cash and 2/3 Clear Shares (valued in accordance with Section 2.06(d)(v)).

“Option B” means an all cash payment for each Share consisting of two (2) times the per share ABV of Shares, plus the pro rata per share amount of net Premises valuation and NOL Tax Benefit.

“Option C” means consideration for each Share consisting of three (3) times the per share ABV of Shares, plus a pro rata share of net Premises valuation and NOL Tax Benefit, paid out in all Clear Shares.

“Paying Agent” means a qualified entity mutually agreed upon by the parties hereto.

“Person” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Pro Rata Share” means, with respect to any Seller, such Person’s ownership interest in CB as of immediately prior to the Closing Date, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Closing Date, by (b) the aggregate number of Shares held by all Sellers.

“Premises” means the existing building and land comprising the physical location of the Bank.

“Privacy and Security Requirements” means, to the extent directly applicable to CB and the Bank, (a) any provisions Laws that regulate the processing of Protected Data; (b) provisions of Contracts between CB or the Bank and any Person that directly apply to the processing of Protected Data; and (c) all written policies relating to the processing of Protected Data.

“Protected Data” means any personal information or data that CB or the Bank is required by Contract or Law to keep confidential.

“RAP” means regulatory accounting, meaning the accounting treatment, rules, and reporting processes required by CB and the Banks regulators.

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“Regulatory Authority” shall mean any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Wyoming Division of Banking, the Federal Reserve Board and the FDIC).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the closing market price or value of, shares of capital stock of such Person.

“Security Breach” means any (a) material unauthorized use, disclosure, acquisition of, or access to, Protected Data; or (b) any breach of information technology security safeguards that had a material impact on CB’s or the Bank’s operations.

“Subsidiary” as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, charges, fees, levies, duties, tariffs, imposts, other assessments and other similar fees or similar charges, however denominated (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), the liability for which is imposed by any government or taxing authority, by contractual agreement, as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to or transferee of another person, or otherwise including, without limitation: taxes on or with respect to income, franchises, windfall or other profits, gross receipts, license, property, sales, use, service, service use, capital stock, payroll, employment, social security, disability, severance, workers’ compensation, employer health, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, estimated, severance, occupation, customs, duties, fees, ad valorem, property, environmental, stamp, transfer, value added, or gains taxes; license, registration, recording and documentation fees whether arising before, on or after the Closing Date.

“Tax Return” or “Tax Returns” means returns, declarations, reports, statements, elections, estimates, claims for refund, information returns or other documents (including any related or supporting schedules, exhibits, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment, payment, deposit, collection or reporting of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Costs” means any and all costs, fees and expenses incurred by CB in connection with this Agreement and the transactions contemplated hereby, including but not limited to the fees and expenses of CB’s attorneys, accountants and investment advisors.

“Transaction Documents” means this Agreement and all exhibits, schedules and annexes attached hereto and thereto and incorporated by reference herein and therein.

“WBCA means the Wyoming Business Corporation Act, (WBCA 17-16-101 et seq).

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Article II
PURCHASE AND SALE

2.01 Purchase and Sale of Shares. In accordance with the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) the Sellers hereby sell, transfer, convey, assign and deliver to Clear, and Clear hereby purchases, acquires and accepts from the Sellers, all of the Sellers’ right, title, interest and entitlements in and to the Shares, free and clear of all Liens (other than Liens imposed by applicable securities Laws), and (b) in consideration therefor, Clear shall pay the consideration as provided in Section 2.02.

2.02 Purchase Price. The aggregate consideration (“Purchase Price”) for the Shares shall comprise the following:

(a)	the Closing Consideration; and

(b)	the Tax True-up.

2.03 Payments. Subject to Section 2.02, on the Closing Date, Clear will (i) deliver any Closing Cash Consideration (less the Deposit), by wire transfer of immediately available funds to the accounts designated for each Seller on the Calculation Statement, with each Seller receiving such Seller’s payment in accordance with their Election Form, and (ii) cause the issuance and delivery of any Closing Share Consideration to each Seller, with each Seller receiving such Seller’s shares in accordance with their Election Form. Simultaneously with the Closing, Clear and the Sellers shall instruct the Bank to immediately release the Deposit to the Sellers in accordance with their Pro Rata Share and distribute any interest earned on the Deposit in accordance with Section 2.07.

2.04 Closing.

(a) Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the consummation of the Acquisition, but subject to the fulfillment or waiver of those conditions), the Acquisition contemplated by this Agreement shall take place at a closing (the “Closing”) to be held remotely via the electronic exchange of counterpart signature pages at 10:00 a.m. Eastern Time on the thirtieth (30th) Business Day of the month immediately following the month in which receipt of all necessary regulatory, corporate and other approvals have been obtained and satisfaction of the material conditions to closing hereunder have occurred and the parties have consummated the transactions in this Agreement, or on such other date and time as the Sellers and Clear shall mutually agree in writing. The date and time of the Closing are herein referred to as the “Closing Date.” The Closing will be deemed to be effective as of 12:01 a.m. Eastern Time on the Closing Date.

(b) Closing Deliveries of the Sellers. On or prior to the Closing Date, Sellers have executed or delivered or caused to be executed or delivered or will execute or deliver or cause to be executed or delivered, as applicable, to Clear (or any other Person indicated below) all of the following:

(i) Share certificates representing the Shares, duly endorsed or accompanied by stock powers for transfer to Clear, in each case free and clear of all Liens or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any state securities Laws);

(ii) customary transfer documents as may reasonably be required by Clear to evidence the transfer and delivery of the Shares to Clear;

(iii) all agreements, documents, instruments or certificates required to be delivered by the Sellers or CB, at or prior to the Closing;

(iv) resignations, in a form mutually agreed by the Sellers and Clear, effective as of the Closing Date, of each director, manager and officer of CB (solely with respect to their director, manager or officer designations but not from employment by CB) as Clear may have requested in writing prior to the Closing Date;

(v) any authorizations or orders from any Governmental Authority or any consents, approvals, or authorizations from any third party which are required to consummate transactions contemplated under this Agreement and the Transaction Documents;

(vi) a certificate in form and substance reasonably satisfactory to Clear certifying that Sellers are not foreign persons for purposes of Code Section 1445 or that the Acquisition is otherwise exempt from withholding under Code Section 1445; and

(vii) such other documents, certificates, instruments or writings reasonably requested by Clear or its counsel in order to effectuate the transactions contemplated hereby, including the other Transaction Documents.

(c) Closing Deliveries of Clear. On or prior to the Closing Date, Clear shall execute or deliver or caused to be executed or delivered or will execute or deliver or cause to be executed or delivered, as applicable, to the Sellers (or any other Person indicated below) all of the following:

(i) the payment of the Closing Cash Consideration, in the manner set forth in Section 2.03;

(ii) the issuance and delivery of any Closing Share Consideration to each Seller, in the manner set forth in Section 2.03;

(iii) the original share certificates and other corporate documents required for the issuance and delivery of the Closing Share Consideration, in the manner set forth in Section 2.03; and

(iv) all agreements, documents, instruments or certificates required to be delivered by Clear at or prior to the Closing.

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2.05 Calculation of the Purchase Price. The calculation of adjusted book value for these purposes requires the Bank to make available to Clear at least fifteen (15) days prior to the Closing Date all reasonably requested information regarding the status of each loan contained in the loan portfolio of the Bank. Based on Clear’s review, any adjustment to the Bank’s allowance for loan or lease losses, which are allowable under all applicable regulatory and GAAP, will be made by Bank prior to Closing Date. At least five (5) days prior to the Closing Date, CB shall calculate its Adjusted Book Value, taking into consideration the above referenced adjustment to the allowance for loan and lease losses, the Purchase Price and each Seller’s Pro Rata Share and shall provide Clear with a copy of such calculations together with such supporting documentation as may be reasonably requested by Clear (the “Calculation Statement”). The Calculation Statement and calculations hereon shall fairly present the financial position of CB and the Bank in accordance with GAAP and RAP, as applicable, and each of the Equity Capital, and the Purchase Price each Seller’s Pro Rata Share calculated in accordance with the terms of this Agreement. No fractional shares of Clear Shares shall be issued, any such fractions to be paid in cash based upon the valuation of Clear Shares determined in accordance with Section 2.06(d)(v). The Calculation Statement will include the name and address of each Seller, and the number of Shares held by such Seller, and such Seller’s Pro Rata Share, and wire instructions and bank account information for each Seller. The parties agree that Clear shall be entitled to rely on the Calculation Statement in making payments under Article II and Clear shall not be responsible for calculations or determination regarding such calculation in such Calculation Statement.

2.06 Election Procedures; Closing Share Consideration.

(a) Each Seller has the right to submit an Election Form (defined below) specifying the number of Shares, if any, as to which such Seller desires to select Option A, the number of Shares, if any, as to which such Seller desires to select Option B, and the number of Shares, if any, as to which such Seller desires to select Option C.

(b) An election form (“Election Form”) shall be delivered at the time of signing the Share Purchase Agreement or no less than twenty (20) Business Days prior to the election deadline specified in the Election Form, which, in any case, shall be no less than ten (10) days prior to the Closing Date (the “Election Deadline”) or on such earlier date the parties shall mutually agree (the “Mailing Date”) to each Seller as of five (5) Business Days prior to the Mailing Date. The Sellers who hold such shares as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that each such Election Form covers all the Shares held by each representative for a particular beneficial owner. Any Shares owned by a Seller who has not, as of the Election Deadline, made an election by submission to Clear of an effective, properly completed Election Form shall be deemed “Non-Election Shares” and shall be deemed to have selected Option B (all cash).

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(c) An election shall have been properly made only if Clear shall have actually received a properly completed Election Form by the Election Deadline or on any date prior to the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to Clear by written notice to Clear only if such notice of revocation or change is actually received by Clear at or prior to the Election Deadline. Shares held by the Sellers who acquired such Shares subsequent to the Election Deadline will be designated Non-Election Shares. In addition, if a Seller either (1) does not submit a properly completed Election Form in a timely fashion or (2) revokes its Election Form prior to the Election Deadline and fails to file a new properly completed Election Form before the deadline, such shares shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, Clear shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Clear regarding such matters shall be binding and conclusive. None of the parties hereto shall be under any obligation to notify any Person of any defect in an Election Form.

(d) The Closing Share Consideration will be subject to the following:

(i) Tax True-up. Clear will make an additional payment at Closing (“Tax True-up”) to Sellers who provide in a reasonable time frame prior to the Closing any information reasonably requested or necessary to determine the amount of such payment, an amount equal to the U.S. federal and state income taxes they incur with respect to the receipt of Clear stock pursuant to this Agreement, that are in effect at the time of Closing per the U.S. Tax Code, which currently include up to a 20% capital gain rate and a 3.9% Medicare Tax rate and the appropriate rate for any applicable state income taxes.

(ii) Withholding Rights. The Paying Agent or Clear shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Clear or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Paying Agent or Clear, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Paying Agent or Clear.

(iii) Resale Registration Statement. As soon as practicable (and in any event prior to the later of ninety (90) Calendar days following the date of this Agreement and ten (10) Business Days following the Election Deadline), Clear shall file a Form S-1 (or Form S-3, if Clear is then eligible to use such form) registration statement with the SEC providing for the resale by the Sellers of shares to be received as part of the Purchase Price, based on Election Forms properly returned prior to the Election Deadline (the “Resale Registration Statement”). Thereafter, Clear shall use commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC as soon as practicable thereafter, provided that the Sellers shall promptly provide to Clear such information as may be reasonably required by Clear in connection therewith (including by completing a customary selling stockholder questionnaire to be provided by Clear).

(iv) Blue Sky. Clear shall take such actions as may be required under applicable state securities or “blue sky” laws to qualify the offer, sale, and issuance of the Clear Shares to be issued hereunder, or to secure an exemption therefrom.

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(v) Equity Pricing. For any Seller electing to receive Clear Shares, the price per share of Clear Shares shall be determined as follows: (A) for Sellers who elect to price their shares at the signing of this Agreement, the price shall be the lower of the closing price of Clear Shares on the date of execution of this Agreement or the closing price on the Business Day immediately preceding the Closing Date; or if (B) for Sellers who elect to wait until Federal Reserve approval to price their shares, the price shall be the closing price of Clear Shares on the Business Day immediately preceding the Closing Date.

2.07 Earnest Money Deposit. Within two (2) Business Days of the execution of this Agreement, Clear shall wire $100,000 into the account at the Bank, subject to the Control Agreement, to be held as a good faith deposit (the “Deposit”). Upon approval of the transactions contemplated herein, the Deposit shall be applied as a payment against the purchase price payable by Clear and any interest earned shall be paid to the Sellers (and not applied against the purchase price). The Deposit and any interest is to be paid to the Sellers in the event that (i) Clear withdraws from the proposed transaction,(ii) the proposed transaction fails to close within two (2) years from the date of this Agreement (provided regulatory applications are no longer pending) (iii) Clear lacks the capacity to consummate, withdraw from, or fail to support the proposed transactions (iv) Clear has breached the terms of this Agreement; or (v) there has been a “material adverse change” in the condition of Clear. CB shall have the sole right to direct the disposition of the Deposit under the Control Agreement; provided, however, that CB shall cause the Bank to immediately refund the Deposit and any interest to Clear if: (i) CB fails to cooperate with the Federal Reserve application process; (ii) CB or the Bank lack the capacity to consummate, withdraw from, or fail to support the proposed transactions, including, without limitation, any failure to timely provide financial information, signatures, or other documentation required for Clear’s regulatory filings required pursuant to Section 6.01(a), (iii) CB or the Bank have breached the terms of this Agreement; or (iv) there has been a “material adverse change” in the condition of CB or the Bank. Clear waives any conflict of interest that may exist between Bank and CB and the Sellers.

Article III
ACTIONS PENDING ACQUISITION

3.01 Forbearances of CB and Bank. From the date hereof until the Closing Date, except as expressly contemplated by this Agreement and/or disclosed on CB and the Bank’s Disclosure Schedule, without the prior written consent of Clear, which consent shall not be unreasonably withheld, CB and Bank will not:

(a) Ordinary Course. (i) Conduct the business of CB and Bank other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, has or is reasonably likely to have an adverse effect upon CB and Bank’s ability to perform any of its material obligations under this Agreement, or (ii) enter into any new material line of business or change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

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(b) Capital Stock. Other than pursuant to Rights, if any, as set forth on the Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of CB or Bank or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of CB or Bank to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than quarterly cash dividends on CB or Bank Common Stock in amounts consistent with past practice, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements, Etc. Enter into, amend, or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of CB or Bank, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), other than officer salary increases that the board of directors deem to be in the best interests of the Bank, except (i) for normal individual increases in compensation to non-officer employees in the ordinary course of business consistent with past practice which in no case shall exceed a reasonable cost of living increase, (ii) for other changes that are required by applicable law, and (iii) to satisfy contractual obligations existing as of the date hereof set forth in Section 5.02(k) or (m) of the Disclosure Schedule.

(e) Benefit Plans. (i) Enter into, establish, adopt, terminate, or amend any (a) collective bargaining or agreement with a union, works council or labor organization covering any employee or (b) Compensation Plan, except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof which are disclosed in the Section 5.02(k) or (m) of the Disclosure Schedule, or (iii) within the regular annual renewal of insurance contracts, or (ii) take any action or make any promise to accelerate the payment, vesting or exercisability of stock options, restricted stock, severance, or other compensation or benefits for any employee, director, officer, or other individual service provider of CB or Bank.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other Person (other than purchases of loans and loan participations made in the ordinary and usual course of business consistent with past practice).

(h) Governing Documents. Amend the CB or Bank Articles, CB or Bank Bylaws (or similar governing documents).

(i) Accounting Methods; Maintenance of Books and Records. Implement or adopt any change in the CB or Bank’s book or tax accounting principles, practices or methods, other than as may be required by GAAP or RAP, and as concurred in by CB or the Bank’s independent public accountants; or fail to maintain and prepare CB and the Bank’s books and records other than in accordance with GAAP or RAP, as applicable, consistent with past practice.

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(j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material Contract or amend or modify in any material respect any of its existing material Contracts.

(k) Claims. Settle any claim, action or proceeding that requires the payment by CB or the Bank of an amount in excess of $10,000 for an individual claim, and $50,000 for claims in the aggregate.

(l) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing Date, (ii) any of the conditions to the Acquisition set forth in Article VI not being satisfied, or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m) Risk Management. Except pursuant to applicable law or regulation or by order of any relevant Regulatory Authority, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk and other risk.

(n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

(o) Capital Expenditures. Other than expenditures for updates to the Bank’s core operating systems, make any capital expenditure or commitments with respect thereto in an amount in excess of $ 10,000 for any item or project, or $ 30,000 in the aggregate for any related items or projects, except as have been previously committed to prior to the date hereof. This limitation excludes any update for Bank’s core operating system.

(p) Taxes. Commence or settle any litigation or proceeding with respect to any liability for Taxes, make or change any material express or deemed Tax election, file any amended Tax Return, take any action which is reasonably likely to have a material adverse effect on any Tax position of CB or the Bank or, after the Acquisition, which is reasonably likely to have a material adverse effect on any Tax position of Clear, change any of its methods of reporting income or deductions for Tax purposes or take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practices.

(q) Conflict of Interest Transactions. Engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A) unless the Bank has complied with Sections 23A and 23B of the Federal Reserve Act.

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(r) Material Financial Decisions. Enter into any individual expense or contract commitment in excess of $25,000 that deviates from the Bank’s historical ordinary course of business, or any individual loan or credit extension in excess of the Bank’s legal regulatory lending limit, except for loans in excess of such limit that includes the participation of other bank’s upon prior written notice to Clear, without the requirement of Clear’s consent.

(s) Interim Consultation. During the interim period after regulatory approval has been obtained, CB and the Bank shall consult with Clear and obtain Clear’s written permission before taking any material action outside of the day-to-day payment of standard operating expenses.

(t) Loan Loss Allowances. Fail to maintain an allowance for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP and RAP, as applicable, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable), or fail to charge off any loans or leases that would be deemed uncollectible in accordance with the policies of the Bank.

(u) Commitments. Agree or commit to do any of the foregoing.

3.02 Forbearances of Clear. From the date hereof until the Closing Date, except as expressly contemplated by this Agreement, without the prior written consent of CB (which consent will not be unreasonably withheld), Clear will not take or omit to take, or agree or commit to take or omit to take, any action that would result in (i) any of Clear’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing Date, (ii) any of the conditions to the Acquisition set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

Article IV
REPRESENTATIONS AND WARRANTIES

4.01 Disclosure Schedules. On or prior to the date hereof, (or at such later date as agreed to by the parties hereto) the Sellers will have delivered to Clear a schedule (the “Disclosure Schedule”) setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.02 and Section 4.03. An exception or matter disclosed with respect to one representation or warranty shall also be deemed disclosed with respect to each other representation or warranty to the extent such disclosure of such item would be reasonably understood to be applicable to such other schedule or representation. The inclusion of any item in the Disclosure Schedule shall not be deemed an admission that such item is a material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

4.02 Representations and Warranties of CB and Bank. Subject to Section 4.01, CB and Bank hereby represent and warrant to Clear:

(a) Organization, Standing and Authority. CB is a Wyoming corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming. Bank is a Wyoming state banking corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming.

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(b) Capital Structures; Organizational Documents and Records.

(i) The authorized capital stock of the Bank consists of 10,000,000 shares of Bank Common Stock with no par value of which 100% of the outstanding shares are owned by CB as of the date of this Agreement. The authorized capital stock of CB consists of an unlimited number of shares of CB common stock, no par value, of which 449,043 shares are outstanding as of the date of this Agreement. The outstanding shares of CB and Bank Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth on Section 5.02(b) of the Disclosure Schedules, as of the date hereof, (A) there were no shares of CB or Bank Common Stock authorized and reserved for issuance, (B) neither CB nor Bank have any Rights issued or outstanding with respect to their respective common stock, and (C) neither CB nor Bank have any commitment to authorize, issue or sell any of their respective common stock or Rights. All shares of CB and Bank Common Stock were issued in compliance with all applicable laws, including federal and state securities laws.

(ii) The Bank and CB have furnished to Clear copies of their articles of incorporation and by-laws, in each case as amended to the date hereof, together with such other documents, including the charter of the bank, as reasonably requested by Clear relating to the authority of each to conduct its business. All such copies are complete and correct. The stock registers and minute books of CB and the Bank are each complete and correct in all material respects.

(c) Subsidiaries. Bank does not have any Subsidiaries or own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(d) Corporate Power. CB and the Bank have full corporate power and authority to carry on business as it is now being conducted and to own all properties and assets. CB and Bank have the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(e) Corporate Authority. Subject to receipt of the requisite adoption of this Agreement by the holders of the outstanding shares of CB and Bank Common Stock entitled to vote thereon, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of CB and Bank prior to the date hereof. This Agreement is a valid and legally binding obligation of CB and Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

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(f) Regulatory Filings; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CB and Bank or any of its Subsidiaries in connection with the execution, delivery or performance by CB and Bank of this Agreement or to consummate the Acquisition except for (A) filings of applications or notices with, or seeking approvals and waivers from, as applicable, federal and state banking authorities, (B) filings with state and federal securities authorities, and (C) the third party consents set forth on the Disclosure Schedule under Section 4.02. As of the date hereof, CB and Bank are not aware of any reason why the approvals set forth in Section 6.01(a) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 6.01(a).

(ii) Subject to receipt of the regulatory approvals and third party consents referred to above and the expiration of certain regulatory waiting periods, and required filings under federal and state securities laws, to our Knowledge the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of CB or the Bank (with or without notice, lapse of time, or both) pursuant to, any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation (each, a “Contract” and, collectively, “Contracts”) binding upon CB or the Bank or to which they or any of their properties are subject or bound or any law or governmental or non-governmental permit or license to which CB or the Bank is subject, (B) constitute a breach or violation of, or a default under, Articles or Bylaws of CB or Bank, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports; Undisclosed Liabilities.

(i) CB and Bank (A) have filed call reports and other periodic filings with the Federal Reserve System of financial information (the “Financial Filings”), which fairly present in all material respects the financial position of CB and the Bank as of filing dates and (B) will deliver to Clear as of the Closing Date the audited consolidated financial statements of CB and the Bank for the fiscal year ended December 31, 2025 (the “Audited Financial Statements”), which fairly present in all material respects the financial position of CB and the Bank as of the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with GAAP. The books and records of CB and the Bank have been, and are being, maintained in accordance with GAAP and RAP, as applicable. CB shall be entitled to utilize the Audited Financial Statements for preparation of its tax returns and other business purposes.

(ii) CB and the Bank have or will timely file all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they are required to file with (A) the Federal Reserve Board and the Wyoming Division of Banking, as the case may be, and (B) any other Regulatory Authority (collectively, the “Regulatory Filings”), and all other material reports, registrations and statements required to be filed by it since December 31, 2024, including, without limitation, any report, registration or statement required to be filed pursuant to the laws of the United States or the State of Wyoming and the rules and regulations of the Federal Reserve Board, the Wyoming Division of Banking or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.

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(iii) To their knowledge, except as set forth in Section 5.02 of the Disclosure Schedule, since December 31, 2023, CB and the Bank have not incurred any obligations or liabilities of any kind or nature (whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those related to environmental and occupational safety and health matters) other than in the ordinary and usual course of business consistent with past practice.

(iv) Since December 31, 2023, (A) CB and the Bank have conducted business only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.02 or otherwise) has had or could be reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of CB and the Bank to consummate the transactions contemplated by this Agreement.

(v) Since December 31, 2023, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by CB or the Bank, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of CB or the Bank, or (C) any change by CB or the Bank in accounting principles, practices, procedures or methods.

(vi) CB and the Bank have no Knowledge of any facts, conditions, or upcoming decisions that are reasonably expected to materially and adversely affect the financial situation or status of CB or the Bank within the twelve (12) months following the date hereof.

(vii) Since December 31, 2023, CB and the Bank have disclosed to Clear any event or decision that could materially affect the financial situation of the target. CB and the Bank represent that they shall immediately disclose to Clear any such material development occurring between the date hereof and the Closing Date.

(h) Litigation. Except as disclosed in Section 4.02(h) of CB and the Bank’s Disclosure Schedules, there is no suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to CB and the Bank’s knowledge, threatened against or affecting CB or the Bank, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against CB or the Bank. Neither CB nor the Bank have pending or threatened any legal proceeding against any third parties, other than collection, foreclosure or other similar actions in the ordinary course of business.

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(i) Regulatory Matters.

(i) Neither CB nor the Bank or any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities.

(ii) Neither CB nor the Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to its knowledge has any Regulatory Authority commenced an investigation in connection therewith.

(j) Compliance with Laws. Except as set forth in Section 5.02(j) of the Disclosure Schedule, each of CB and the Bank:

(i) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, treaties, conventions, codes, decrees, injunctions, policies, permits, authorizations or common law or agency requirements applicable thereto or to the employees conducting such businesses, including, without limitation, all laws related to data protection or privacy, the USA PATRIOT Act, any laws, regulations or sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (which includes a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CB and the Bank’s knowledge, no suspension or cancellation of any of them is threatened;

(iii) has not received, since December 31, 2023, any notification or communication from any Governmental Authority or in a written communication from any other third party (A) asserting that CB or the Bank is not in compliance with any statute, regulation, or ordinance or other law or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to CB and the Bank’s knowledge, do any grounds for any of the foregoing exist); and

(iv) each of CB and the Bank are “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator) and neither has been informed that its status as “well-capitalized” or “satisfactory” for CRA purposes, as applicable, will change within one year.

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(k) Material Contracts; Defaults.

(i) Except as set forth in Section 5.02(k)(i) of the Disclosure Schedule (each a “Material Contract”), CB and the Bank are not a party to, bound by or subject to any Contract (whether written or oral) (i) that would be a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that purports to limit in any material respect either the type of business in which CB or the Bank (or, after giving effect to the Acquisition, Clear) may engage or the manner or locations in which any of them may so engage in any business; (iii) that constitute consulting arrangements and contracts for professional, advisory, and other services, including contracts under which the Bank performs services for others; (iv) that is a lease of real property; (v) that is a lease for equipment and computer hardware; (vi) that is a data processing agreement; (vii) that is a contract that involves performance of services or delivery of goods or materials by Bank that was not entered into in the ordinary course of business; or (viii) is a contract not referred to elsewhere in this section that materially affects the business or financial condition of the Bank, provided however, other than core system update contracts, the types of Material Contracts set forth in subsections (iii) through (viii) of this sentence are limited to and include only such contracts that could be reasonably expected to involve payments to or by the Bank of more than $25,000 in any twelve-month period. True and correct copies of the Material Contracts have been delivered to the Clear. Each of the Material Contracts is a legal, valid and binding obligation of, and enforceable against CB or the Bank, and to the knowledge of CB and the Bank, the other party thereto; and is in full force and effect on the date hereof. Neither CB nor the Bank is in default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by CB or the Bank is currently outstanding.

(ii) Section 5.02(k)(ii) of the Disclosure Schedule sets forth a true and complete list of (x) all Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are or may be required to be given, in each case, prior to the performance by CB and the Bank of this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby.

(l) No Brokers. No action has been taken by CB or the Bank that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(m) Employee Benefit Plans and Labor Matters.

(i) Section 5.02(m) of the Bank’s Disclosure Schedule contains a list of all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), stock purchase and other equity-based plans, deferred compensation arrangements, and other employment, compensation, individual independent contractor or consultant, termination, bonus, commission, severance, change in control, transaction or retention bonus, or other similar plans, programs, policies, contracts, or arrangements (whether written or unwritten) maintained or contributed to, or required to be contributed to by CB or Bank for the benefit of any current or former employee, director, officer or individual independent contractor or consultant thereof or under which CB or Bank may have any liability (“Compensation Plans”). All Compensation Plans have been operated in substantial compliance with the terms of such Compensation Plan, ERISA and other applicable Law.

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(ii) Neither CB, Bank, nor any of their ERISA Affiliates has ever sponsored, maintained, administered, or contributed to, or has had or could have any liability with respect to, (a) any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (b) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (c) any “multiple employer plan” (as defined in Section 413(c) of the Code), or (d) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state Laws (and for which the beneficiary pays the full cost of coverage), no Compensation Plan provides medical, health or other welfare benefits or coverage for any current or former employees following retirement or other termination of service.

(iii) CB and Bank are not party to or bound by any collective bargaining agreement or other Contract with a union, works council or labor organization with respect to any employees. As of the date hereof, there are no pending or, to the Knowledge of CB and Bank, threatened, arbitrations, grievances, organizing campaigns, strikes, or other labor disputes or disruptions against or affecting CB and no such event has occurred within the last three years. CB and Bank are in compliance, in all material respects, with all applicable Laws governing employment and labor.

(iv) There are no claims, proceedings, audits, investigations, or other similar matters pending or, to the Knowledge of CB and Bank, threatened, against, relating to, involving or otherwise affecting CB, Bank or any current or former employee, officer, director, applicant for employment, temporary or leased employee, or independent contractor or consultant thereof with respect to the Compensation Plans (other than routine claims for benefits) or any employment, labor, or employee benefit matters. No claims or allegations have been made against CB, Bank or any current or former individual service provider thereof for discrimination, sexual or other harassment, sexual misconduct or retaliation within the last three years, nor, to Knowledge of CB and Bank, are any such claims threatened or pending nor is there any reasonable basis for such a claim.

(n) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to CB and the Bank have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) except as set forth in Section 4.02(n) of CB and the Bank’s Disclosure Schedule, the Tax Returns referred to in clause (i) have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, (vi) there are no pending or, to CB and the Bank’s knowledge, threatened suits, proceedings, actions or claims and, to CB and the Bank’s knowledge, no pending or threatened audits, in each case, for or relating to any tax liability with respect to CB or the Bank, and (vii) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of CB or the Bank. CB and the Bank have made or will make available to Clear true and correct copies of the United States federal income Tax Returns filed by it or its Affiliates for each of the three most recent fiscal years ended on or before December 31, 2024. Neither CB nor the Bank has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the period ended December 31, 2024 in excess of the amounts accrued with respect thereto that are reflected in the Financial Statements.

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(o) Risk Management Instruments; Investments.

(i) All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Bank’s own account, or for the account of one or more of Bank or its customers (all of which are listed on Bank’s Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Bank, nor to Bank’s knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(ii) Set forth on Section 5.02(o) of the Disclosure Schedule is a complete and correct list of all investment and debt securities, mortgage- backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Bank, other than in a fiduciary or agency capacity (the “Bank Investment Securities”). Bank has good and marketable title to all Bank Investment Securities held by it, free and clear of all encumbrances, and except to the extent such Bank Investment Securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the Bank. The Bank Investment Securities are valued on the books of the Bank in accordance with GAAP, as may be modified by RAP. Except as set forth on Section 5.02(o) of the Disclosure Schedule, and as may be imposed by applicable securities laws and documents governing the terms of such securities, none of the Bank Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Bank to freely dispose of such investment at any time. With respect to all material repurchase agreements to which the Bank is a party, the Bank has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement equals or exceeds the amount of debt secured by such collateral under such agreement.

(p) Books and Records. The books and records of CB and the Bank have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices in the banking industry, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

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(q) Insurance. The Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by CB and the Bank. CB and the Bank are insured with reputable insurers against such risks and in such amounts as the management of CB and the Bank reasonably have determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Neither CB nor Bank is in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(r) Transactions With Affiliates. Except as set forth in Section 5.02(r) of the Disclosure Schedule, neither CB nor the Bank has any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act, as implemented by Regulation W of the Federal Reserve Board.

(s) Properties. Section 5.02(s) of the Disclosure Schedule sets forth all real property owned or leased by the Bank or in which the Bank has an interest (other than as a mortgagee). The Bank owns, or has a valid right to use or a leasehold interest in, all real property used by it in the conduct of its business as such business is presently conducted. Bank has good and marketable title, free and clear of all Liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the Bank Financial Statements as being owned by Bank as of December 31, 2024 or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Bank, as lessee, leases real or personal property (except for leases that have expired by their terms or that Bank has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Bank’s knowledge, the lessor. The condition of the properties and assets of the Bank is sufficient, in all material respects, for the operation of the business of the Bank as currently conducted by the Bank.

(t) Loans. Each loan reflected as an asset in the Bank Financial Statements and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness that are true and genuine, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The reserves for loan and lease losses shown on each of the balance sheets contained in the Bank Financial Statements are adequate in the judgment of management and consistent with the standards of the Federal Reserve System and under GAAP to provide for incurred and probable losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of the Bank as of December 31, 2024, in excess of such reserves as shown on the balance sheet as of that date included in the Bank Financial Statements are, to the knowledge of CB and the Bank, collectible in accordance with their terms. All loans and extensions of credit that have been made by the Bank that are subject either to Section 22(b) of the Federal Reserve Act, as amended, or to Part 349 of the rules and regulations of the FDIC, comply therewith.

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(u) Allowance for Loan Losses. The allowance for loan losses reflected on the Bank Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of RAP to provide for reasonably incurred losses on outstanding loans.

(v) Deposit Insurance. The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act of 1933, as amended (“FDIA”), and Bank has paid all assessments and filed all reports required by the FDIA.

(w) Annual Disclosure Statement. Bank is in compliance with Part 350 of the rules and regulations promulgated by the FDIC concerning disclosure requirements, including the preparation of an annual disclosure statement, and the signature and attestation requirements provided and to be provided pursuant to such Part are accurate.

(x) Bank Secrecy Act, Anti-Money Laundering, Trade Compliance and Customer Information.

(i) Neither CB nor the Bank is aware of, based on its internal compliance procedures, and has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it to be deemed (i) to be operating in violation in any material respect of any laws, regulations or sanctions administered by OFAC or any applicable anti-money laundering statute (including but not limited to the USA PATRIOT Act of 2001, the United States Bank Secrecy Act of 1970, the United States Money Laundering Control Act of 1986, and the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001), and regulations promulgated thereunder (collectively, the “Anti-Money Laundering Laws”) and any related or similar rules, regulations or guidelines, issued, administered or enforced by a Governmental Authority; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Bank pursuant to 12 C.F.R Part 40. No suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) involving CB or the Bank with respect to any of the foregoing is pending or, to the knowledge of CB or the Bank, threatened.

(ii) Neither CB, the Bank nor any of their representatives acting on their behalf, is aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Bank Board has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of the United States Bank Secrecy Act of 1970, as amended, and the regulations promulgated thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the United States Bank Secrecy Act of 1970, as amended and the regulations promulgated thereunder. The Bank’s internal compliance procedures comply with all applicable laws and regulations. Neither CB nor the Bank have received any written or oral communication from any Governmental Authority that alleges that CB, the Bank, or any of their agents are in violation of, or have, or may have any liability under, any international trade laws or Anti-Money Laundering Laws. Further, neither CB nor the Bank has, during the past five (5) years, made any voluntary or involuntary disclosure to a Governmental Authority or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to economic sanctions, international trade laws or Anti-Money Laundering Laws.

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(iii) Neither CB, the Bank, nor any of their representatives acting on their behalf have (1) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (2) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (3) made any other unlawful payment. Neither CB, the Bank, nor any of their representatives acting on their behalf have directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder CB or the Bank or assist CB or the Bank in connection with any actual or proposed transaction.

(iv) Neither CB, the Bank, nor any of their shareholders, directors, or officers, nor, to the knowledge of CB or the Bank, any other representative acting on behalf of CB or the Bank is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the parties hereto have not, since their incorporation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, the Donetsk People’s Republic, Luhansk People’s Republic, and Crimea regions of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

(v) Except as specifically authorized by a governmental license, license exception, or other permit or applicable authorization of a Governmental Authority, neither CB nor the Bank have exported, reexported, transferred, facilitated or brokered the sale of any goods, services, technology, or technical data to or from, or entered into any transaction or had any dealing with, any person or entity for whom a license or other authorization is required under the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.) or any other U.S. or non-U.S. export control regime, nor has CB or the Bank entered into any transaction prohibited by such laws.

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(y) Intellectual Property. Section 4.02(y) of the Disclosure Schedule sets forth a complete list of all (i) registered trademarks, service marks, copyrights and patents; (ii) applications for registration or grant of any of the foregoing; and (iii) licenses for any of the foregoing, in each case, owned by CB or the Bank. The items on Section 4.02(y), together with all other trademarks, service marks, trade names, logos, assumed names, patents, copyrights, trade secrets, computer software, licenses, formulae, customer lists or other databases, business application designs and inventions currently used in or necessary to conduct the business of the Bank, in whatever form or medium, constitute the “Bank Intellectual Property.” Except as set forth on Section 4.02(y) of the Disclosure Schedule, CB or the Bank has ownership of, or such other rights by license, lease or other agreement in and to, the Bank Intellectual Property as is necessary to permit the Bank to use the Bank Intellectual Property in the conduct of its businesses as presently conducted.

(z) Data Privacy. CB and the Bank (i) is and has been in compliance in all material respects with applicable Privacy and Security Requirements; (ii) has not experienced any Security Breaches; and (iii) has implemented commercially reasonable safeguards designed to protect Protected Data. Neither CB nor the Bank has received any written complaints regarding the unauthorized processing of Protected Data or non-compliance with applicable Privacy and Security Requirements. The execution or performance of this Agreement will not, in any material respect, affect CB’s or the Bank’s rights to process Protected Data in the same manner as prior to the closing or violate any applicable Privacy and Security Requirements.

4.03 Representations and Warranties of the Sellers. Subject to Section 4.01, each Seller, severally and not jointly, hereby represents and warrants to Clear as follows:

(a) Organization, Standing and Authority. If a Seller is an entity, such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Seller has full corporate or limited liability company power, as applicable, and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) Corporate Power; Authority. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Clear) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. When the Transaction Documents to which such Seller is or will be a party have been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Documents will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms. If such Seller is an entity, the execution and delivery of this Agreement and the other Transaction Documents to which such Seller is or will be a party, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby have been duly and validly authorized by all corporate or limited liability company action on the part of such Seller.

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(c) Title to Shares. Such Seller is the record and beneficial owner of such number of Shares set forth opposite such Seller’s name on Schedule I hereto and has good and valid title to such Shares, free and clear of Liens, other than any restrictions on transfer imposed by any shareholders’ agreement of CB, governing documents of CB and/or applicable securities laws. Upon the Closing, good and valid title to such Shares will pass to Clear, free and clear of Liens, other than any restrictions on transfer imposed any shareholders’ agreement of CB, governing documents of CB and/or applicable securities law.

(d) No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or other Transaction Documents based upon arrangements made by or on behalf of such Seller.

(e) No Conflict. The execution, delivery and performance of the Transaction Documents, and the by such Seller does not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of such Seller, if applicable, or CB, (b) conflict with or violate any applicable law or regulation or by order of any relevant Governmental Authority applicable to such Seller or (c) conflict with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Seller is a party.

4.04 Representations and Warranties of Clear. Subject to Section 4.01, Clear hereby represents and warrants to the Sellers as follows:

(a) Organization, Standing and Authority. Clear is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Clear is duly qualified to do business and is in good standing in the State of Delaware.

(b) Corporate Power. Clear has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Clear has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Clear, and the Clear Board prior to the date hereof. This Agreement is a valid and legally binding agreement of Clear enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained in connection with the execution, delivery or performance by Clear of this Agreement or to consummate the Acquisition except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, and the Wyoming Division of Banking, as may be required, and (B) receipt of the approvals set forth in Section 6.01(a). As of the date hereof, Clear is not aware of any reason why the approvals set forth in Section 6.01(a) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.02(b).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Clear, any of its Subsidiaries, to which Clear, any of its Subsidiaries, or their properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Clear or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

Article V
COVENANTS

5.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Seller, CB and Clear and agrees to use its respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, expressly including Clear’s best efforts to ensure that Clear execute all documents as may be reasonably requested by the Sellers or CB in connection with this Agreement, so as to permit consummation of the Acquisition as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other party hereto to that end.

5.02 Intentionally Omitted.

5.03 Press Releases. The Sellers, CB and Clear shall consult with each other before issuing any press release with respect to the Acquisition or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that each of CB and Clear may issue any such press release if such announcement or other communication is required by applicable law or the rules of any stock exchange, in which case the disclosing party shall, to the fullest extent permitted by applicable law, first allow the other party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith. The Sellers, CB and Clear shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other parties.

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5.04 Access; Information; Board Observation Rights.

(a) CB and Bank agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, they shall afford Clear and Clear’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Closing Date to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Clear may reasonably request and, during such period, it shall furnish promptly to Clear (i) a copy of each material report, schedule and other document filed by CB or Bank pursuant to federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of CB and Bank as Clear may reasonably request.

(b) Each of Clear, CB and Bank agrees that it will not, and will cause its representatives not to use any information obtained pursuant to this Section 5.04 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.04 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains, (iv) is or becomes readily ascertainable from published information or trade sources or (v) is disclosed to a potential investor in Clear pursuant to a confidentiality agreement in form and substance reasonably agreed to by CB and the Bank which is enforceable by CB and the Bank. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Closing Date, CB and the Bank shall promptly furnish Clear copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

(d) CB and the Bank shall invite and allow up to three (3) Clear observers to attend and observe (but not vote or otherwise participate in) all regular and special meetings of the board of directors of CB or the Bank and all regular and special meetings of any senior management committee (including, but not limited to, the executive committee and the loan committee) of the Bank; provided that such observer may be excluded from any portion of any meeting in order to maintain any confidentiality, confidential privileges, including attorney-client privileged communications, or to allow confidential discussion of matters pertaining to the Bank, this Agreement and the transactions contemplated hereby. CB and the Bank shall share all board packages, financial reports and updated loan information with Clear at and in anticipation of such meetings; provided that CB and the Bank may exclude from any such materials provided to Clear any portion of such materials necessary to maintain any confidentiality, confidential privileges, including attorney-client privileged communications, or to allow confidential discussion of matters pertaining to the Bank, this Agreement and the transactions contemplated hereby. If the Acquisition is finally disapproved by any appropriate regulatory authority or if this Agreement is terminated pursuant to its terms, Clear will no longer be entitled to notice of and permission to attend such meetings. All information obtained by Clear in connection with these meetings shall be treated in confidence as provided in Section 5.13 hereof.

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5.05 Acquisition Proposals. CB, Bank and each Seller agree that neither it nor its officers, directors or Affiliates shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an acquisition, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of or more than 10% of the outstanding equity securities of, CB (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). CB, Bank and each Seller further agree that neither it nor any of its officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its employees, Affiliates, agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

5.06 Reports and Filings. Each of CB, the Bank, the Sellers, and Clear shall file between the date of this Agreement and the Closing Date, all reports required to be filed by it with all Regulatory Authorities having jurisdiction over such party. Any financial statements contained in any reports to a Regulatory Authority shall be prepared in accordance with requirements applicable to such reports.

5.07 Regulatory Applications.

(a) CB, Bank, the Sellers, and Clear, shall cooperate and use their respective reasonable best efforts to take all actions necessary, proper or advisable to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, required filings with Governmental Authorities including the Federal Reserve Board (the “Federal Reserve Application”) and the Wyoming Division of Banking (the “Wyoming DOB Application”), and to comply with the terms and conditions of all such requisite approvals of such Governmental Authorities. Clear will assume primary responsibility to effect all filings and will pay all costs and expenses related thereto per Section 8.06. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. Clear will ensure that any initial filing with Governmental Authorities shall be made as soon as reasonably practicable after the execution hereof. Subject to applicable laws relating to the exchange of information, each of CB, the Sellers and Bank shall have the right to review in advance and, to the extent practicable, consult with the other on all material written information submitted to any third party and/or any Governmental Authority in connection with the Acquisition and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

(c) Clear shall use commercially reasonable efforts to prepare and file the Federal Reserve Application and Wyoming DOB Application as promptly as practicable and in no event later than forty-five (45) business days after the date of this Agreement (the “Regulatory Filing Period”), provided, however that either party has the right to extend this Regulatory Filing Period for an additional fifteen (15) business days if it believes in good faith that the applications, notices and filings require such extension in order to obtain the requisite regulatory approvals for the Acquisition and are likely to be completed and filed during such fifteen (15) business day period. Such preparation and filing contemplated in this Section 5.07(c) shall be subject to, and governed by, all other provisions within this Section 5.07.

5.08 Notification of Certain Matters. Each of CB, each Seller, the Bank and Clear shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect or to prevent, materially delay or materially impair the ability of CB, each Seller or Clear, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

5.09 No Breaches of Representations or Warranties. Between the date of this Agreement and the Closing Date, without the written consent of the other party, each of the Sellers, Clear, CB, and Bank will not do any act or suffer any omission of any nature whatsoever that would cause any of the representations or warranties made in Article IV of this Agreement to become untrue or incorrect in any material respect.

5.10 Consents. Each of the Sellers, Clear, CB and Bank shall use its best commercial efforts to obtain any required consents to the transactions contemplated by this Agreement.

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5.11 Insurance Coverage. CB and Bank shall cause each of the policies of insurance listed in its Disclosure Schedule to remain in effect between the date of this Agreement and the Closing Date. Bank may replace such existing policy (“Existing Policy”) with another policy issued by a different insurance company (“Replacement Policy”); provided that (a) Bank shall provide Clear with not less than thirty (30) days’ prior written notice of the proposed replacement, with a copy of the Replacement Policy and all associated endorsements, for Clear’s prior written consent (which consent shall not be unreasonably withheld, conditions or delayed), (b) the Replacement Policy must provide coverage that is, in all material respects, equal to or better than the coverage provided by the Existing Policy, including, without, limitation, an identical type of coverage, coverage limits that are equal to or greater than those in the Existing Policy, deductibles equal to or less than those in the Existing Policy, and inclusion of identical endorsements and additional insured parties, (c) the insurance company issuing the Replacement Policy must have a rating equal to or better than that of the Existing Policy, or from a nationally recognized insurance rating agency, and be licensed to do business in the relevant jurisdiction(s), (d) Bank shall provide Clear with a certified copy of the Replacement Policy and a Certificate of Insurance (COI) prior to the effective date of the Replacement Policy, (e) The Replacement Policy shall become effective immediately upon the termination or expiration of the Existing Policy, ensuring no lapse in coverage, and (f) Bank shall bear all costs incurred in the process of verifying and obtaining consent for Replacement Policies.

5.12 Correction of Information. Each of the Sellers, Clear, CB and Bank shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times, provided that any such correction or supplement that may result in a change to a party’s Disclosure Schedule (“Updated Disclosure Schedule”) shall not be made without the prior written consent of the other party, which shall not be unreasonably withheld.

5.13 Confidentiality. Except for the use in connection with the governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of CB, each Seller, Bank and Clear, pursuant to the terms of this Agreement shall be kept in strictest confidence; CB, each Seller, Bank, and Clear agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. CB, each Seller, Bank, and Clear agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of CB, each Seller, Bank, or Clear to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information.

5.14 Allowance for Loan and Lease Losses; Pre-Closing Loan Review.

(a) The Bank will continue to adhere to its policies and procedures, as well as all guidance from any applicable Regulatory Authority and GAAP and RAP, related to its allowance for loan and lease losses as the Bank has in its normal course of business.

(b) Any additional adjustments to the Bank’s allowance for loan and lease losses, which are allowable under all applicable Regulatory Authority and GAAP and RAP, will be made by the Bank at or immediately prior to Closing Date, in the manner set forth in Section 2.05.

(c) The Bank shall make available to Clear all reasonably requested information regarding the status of each loan contained in the loan portfolio of the Bank.

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5.15 Continuity of Interest. Clear agrees to continue the operation of the Bank for not less than two (2) years following the Closing Date in a manner substantially similar to the operation of the Bank prior to the Closing Date.

Article VI
CONDITIONS TO CONSUMMATION OF THE ACQUISITION

6.01 Conditions to Each Party’s Obligation to Effect the Acquisition. The respective obligation of each of Clear and the Sellers to consummate the Acquisition is subject to the fulfillment or written waiver by Clear and the Sellers at or prior to the Closing of each of the following conditions:

(a) Regulatory Approvals. All regulatory approvals set forth on Schedule 6.01(a) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any restrictions or requirements that the Clear Board reasonably determines would either before or after the Closing have a material adverse effect on Clear, Bank or CB after giving effect to the consummation of the Acquisition, or (ii) reduce the benefits of the transactions contemplated herein to such a degree that Clear, CB and Bank would not have entered into this Agreement had such conditions, restrictions or requirements been known as of the date hereof.

(b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(c) No Action. No claim, action or proceeding shall have been commenced against Clear, any Seller, CB, or the Bank, which would prevent the Closing.

6.02 Conditions to Obligation of Sellers. The obligation of the Sellers to consummate the Acquisition is also subject to the fulfillment or written waiver by CB, on behalf of the Sellers, at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Clear set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and the Sellers shall have received a certificate, dated the Closing Date, signed on behalf of Clear by the Chief Executive Officer of Clear to such effect.

(b) Performance of Obligations of Clear. Clear shall have performed in all material respects all obligations required to be performed by Clear under this Agreement at or prior to the Closing, and CB shall have received a certificate, dated the Closing Date, signed on behalf of Clear by the Chief Executive Officer of Clear to such effect.

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(c) Registered Shares. For any Clear Shares to be issued to Sellers as part of the Closing Consideration for the Sellers’ Shares of CB prior to the Closing and to be delivered at Closing, such Clear Shares shall have been registered with the Securities and Exchange Commission with such registration being effective and such Clear Shares shall be fully registered and marketable without any restrictions on sale or transfer of such shares received by Sellers following the Closing. If such Clear Shares have not been registered, the registration not being effective, any restrictions on marketability of the shares by the exchange or otherwise then the Sellers shall not be obligated to Close and may retain the $100,000 Earnest Money Deposit being held by the Bank pursuant to the Account Control Agreement. If such Clear Shares have not been registered, then the Sellers may terminate this Agreement and Sellers shall have no liability. Subject to the Sellers’ compliance with their obligations under Section 2.06(d)(iii) with respect to the Resale Registration Statement, the Resale Registration Statement shall have been declared effective by the Securities and Exchange Commission, such that the Clear Shares to be issued to Sellers pursuant to this Agreement are registered for resale immediately following the Closing.

(d) W-9. Purchaser shall have delivered a FIRPTA Certificate or an IRS Form W-9 to CB.

6.03 Conditions to Obligation of Clear. The obligation of Clear to consummate the Acquisition is also subject to the fulfillment or written waiver by Clear at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Sellers, CB and Bank set forth in this Agreement (without giving effect to any Updated Disclosure Schedule delivered by the Sellers, CB and Bank pursuant to Section 5.12, except for changes to the Disclosure Schedules reflecting actions taken by the Sellers, CB and the Bank in compliance with Section 3.01) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Clear shall have received a certificate, dated the Closing Date, signed on behalf of the Sellers, and CB and the Bank by the Sellers or their respective authorized officers, as applicable, to such effect.

(b) Performance of Obligations of the Sellers, CB and Bank. Each Seller, CB and Bank shall have performed in all material respects all obligations required to be performed by each Seller, CB or Bank under this Agreement at or prior to the Closing, and Clear shall have received a certificate, dated the Closing Date, signed on behalf of such Seller, CB and Bank (and with respect to CB and Bank, by their respective an authorized officer) to such effect.

(c) Consents. The Sellers, CB and the Bank shall have obtained each of the consents listed in Section 5.02(k) of the Disclosure Schedules and any consents of the type required to be identified in Section 5.02(k) of the Disclosure Schedule but which were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to Clear.

(d) No Adverse Changes. Between the date of this Agreement and the Closing there shall not have occurred and be existing any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement, that would, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to have a Material Adverse Effect.

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(e) Transaction Costs. The Sellers, CB and the Bank shall have used its reasonable best efforts to cause its legal, accounting, financial and other advisors to submit final bills or estimates of final bills for all professional fees related to the transactions contemplated by this Agreement by the Calculation Date to allow them to prepare the Calculation Statement accounting for such Transaction Costs owing by them. Based upon such final bills or estimates of such final bills, the Sellers, CB and the Bank shall have paid all such Transaction Costs in full prior to or immediately prior to the Closing Date. Notwithstanding the foregoing, Clear shall be responsible for Transaction Costs (including reasonable attorneys’ fees) incurred by CB, Bank, or Sellers up to a maximum aggregate cap of One Hundred Thousand Dollars ($100,000) (the “Expense Cap”). The parties acknowledge that Clear has previously paid Thirty-Five Thousand Dollars ($35,000) to CB, which amount shall be credited against the Expense Cap. Consequently, Clear’s remaining financial obligation for Transaction Costs under this Section shall not exceed Sixty-Five Thousand Dollars ($65,000). Any Transaction Costs in excess of the Expense Cap shall remain the sole responsibility of the Sellers, CB, or the Bank. With respect to any retainer established for such Transaction Costs, if the balance of such retainer falls to Five Thousand Dollars ($5,000) or less, Clear shall deposit an additional amount sufficient to restore the balance to at least Fifteen Thousand Dollars ($15,000); provided, however, that any such replenishment payments shall be credited against and subject to the Expense Cap. Notwithstanding anything to the contrary contained herein, Clear shall be solely responsible for all fees, costs, and expenses (outside of the Expense Cap) related to (i) the preparation and audit of the Audited Financial Statements by Haynie, (ii) any second year audit if necessary, (iii) necessary legal opinion letters from Wyoming counsel, and (iv) extra time and costs incurred by the Bank or CB and their respective personnel in connection with such audits.

(f) W-9. Each Seller shall have delivered a FIRPTA Certificate or an IRS Form W-9 to Clear.

(g) Stock Certificates. The Sellers shall have delivered, or caused to be delivered, to Clear stock certificates evidencing the Shares, free and clear of Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

Article VII
TERMINATION

7.01 Termination by Mutual Consent. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing, by the mutual written consent of Clear and the Sellers.

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7.02 Termination by Either Clear or the Sellers. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing Date, by action of the board of directors of either Clear or the Sellers, in the event:

(a) The Acquisition is not consummated within two (2) years of the date of this Agreement (“Outside Date”), except to the extent that the failure of the Acquisition then to be consummated arises out of or results from (i) the knowing action or inaction of the party seeking to terminate pursuant to this Section 7.02(a), which action or inaction is in violation of its obligations under this Agreement or (ii) that the approval from the Federal Reserve Board or Wyoming Division of Banking referred to in Section 5.07(a) is still being processed, reviewed, or pending final determination (and has not been rejected, denied, or formally withdrawn). In such an event where subsection (a)(ii) applies, the Outside Date shall be automatically extended to the date that is five (5) Business Days following the date on which the Federal Reserve Board either grants or denies such approval, or until a new date mutually agreed by the parties hereto in writing.

(b) The approval of any Governmental Authority required for consummation of the Acquisition and the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority.

7.03 Termination by the Sellers. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing, whether before or after approval by the Sellers, by action of the Sellers if there has been a breach of any representation, warranty, covenant or agreement made by Clear in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.02(a) or 7.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Sellers to Clear, provided that the Sellers, CB or Bank is not itself in material breach of any provision of this Agreement.

7.04 Termination by Clear. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing Date, by action of the Clear Board, in the event that there has been a breach of any representation, warranty, covenant or agreement made by the Sellers, CB or the Bank in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 6.03(a)-(g) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Clear to the Sellers, provided that Clear is not itself in material breach of any provision of this Agreement.

7.05 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Acquisition pursuant to this Section 7.05, this Agreement (other than as set forth in Section 8.01) shall become void and of no effect with no liability or further obligation on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

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Article VIII
MISCELLANEOUS

8.01 Survival. The representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing, provided, however, except as otherwise provided herein, no termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

8.02 Waiver; Amendment. Prior to the Closing, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require resubmission of this Agreement or the plan of acquisition contained herein to the Sellers.

8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

8.04 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF WYOMING, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Wyoming and the federal courts of the United States of America located in Wyoming solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Wyoming state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 8.04 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.04.

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8.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

8.06 Expenses. Whether or not the Acquisition is consummated, all costs and expenses incurred in connection with this Agreement and the Acquisition and the other transactions contemplated by this Agreement, other than regulatory application expenses, (all of which will be paid by Clear at Closing), shall be paid by the party incurring such expense, except as provided otherwise in Section 6.03(e).

8.07 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, faxed (with confirmation) or mailed by registered or certified mail (return receipt requested) or private courier delivered to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto. Each party hereto may change contact information prior to Closing and notify the other parties of such change.

If to the Sellers to:

With a copy to:	Kenneth C. Wolfe, Esq.
1044 Cunningham Drive, Suite 2
Fort Collins, CO 80526

If to CB, to:	Wynema Gross
P.O. Box 870
214 Main Street
Pine Bluffs, WY 82082

With a copy to:	Kenneth C. Wolfe, Esq.
1044 Cunningham Drive, Suite 2
Fort Collins, CO 80526

If to Bank, to:	Wynema Gross
103 East 2nd Street
Pine Bluffs, WY 82082

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With a copy to:	(same)

If to Clear, to:	Craig Ridenhour

2203 N. Lois Ave.
Suite 814
Tampa, FL 33607

with a copy to:	Greenberg Traurig, LLP
1750 Tysons Boulevard, Suite 1000
McLean, VA 22102
Attn: Jason Simon

8.08 Entire Understanding; No Third-Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.09 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

8.11 Assignment. Clear and the Sellers may not assign any of their rights or obligations under this Agreement, as applicable, to any other Person, except upon the prior written consent of the other parties, and subject to the express understanding that it is the intention that Clear will consummate between them an acquisition transaction.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CB:

By:	/s/ Wynema Gross
Name:	Wynema Gross
Title:	President

Bank:

By:	/s/ Wynema Gross
Name:	Wynema Gross
Title:	President

AtlasClear Holdings, Inc.:

By:	/s/ Craig Ridenhour
Name:	Craig Ridenhour
Title:	President

[Signature Page of the Stock Purchase Agreement]

Sellers:

By:	/s/ John Gross
Name:	John Gross
Shares Held:

[Signature Page of the Stock Purchase Agreement]

By:	/s/ Andrea Lamons
Name:	Andrea Lamons
Shares Held:

[Signature Page of the Stock Purchase Agreement]

By:	/s/ Paula Gross
Name:	Paula Gross
Shares Held:

[Signature Page of the Stock Purchase Agreement]

By:	/s/ Georgia Gross
Name:	Georgia Gross
Shares Held:

[Signature Page of the Stock Purchase Agreement]

By:	/s/ Greg Gross
Name:	Greg Gross
Shares Held:

[Signature Page of the Stock Purchase Agreement]

By:	/s/ Pat Gross
Name:	Pat Gross
Shares Held:

[Signature Page of the Stock Purchase Agreement]

By:	/s/ Gail Gross-Doherty
Name:	Gail Gross-Doherty
Shares Held:

[Signature Page of the Stock Purchase Agreement]

By:	/s/ Scott Gross
Name:	Scott Gross
Shares Held:

[Signature Page of the Stock Purchase Agreement]

By:	/s/ Clayton Gross
Name:	Clayton Gross
Shares Held:

[Signature Page of the Stock Purchase Agreement]

By:	/s/ Wynema Gross
Name:	Wynema Gross
Shares Held:

[Signature Page of the Stock Purchase Agreement]

SCHEDULE I

Sample Acquisition Consideration Calculation

For illustrative purposes, based on the following assumptions (final numbers will change):

(1) Adjusted Book Value (“ABV”) as of 10/24/22 is $2,604,000

(2) There are 449,043 Shares outstanding

(3) per above, per share ABV is $5.80

(4) in addition to ABV, the Sellers will receive a pro rata share of Premises valued at

$400,000 (* number may change based on Appraised Value) less value on books of $121,350 = $278,650 ($278,650 / 449,043) = $.6205 per share

Variable for NOL Tax Benefit (Variable/449,043 x .21) = $Variable

As an example, assume 85% (381,686) of shares outstanding are held by shareholders electing Option A, which is 3 X ABV with 1/3 in cash and 2/3 in equity:

Sample Calculation:

Option A-3x per share ABV: $5.80 X3 = $ 17.40 plus, $.6205 for Premises above what it is carried on the books, plus $.4942 for NOL Tax Benefit= $18.5147 per share

Total value to Option A electors -$18.5147 X 381,686 = $7,066,801.76

Stock portion X .66 = $4,711,201.17

Number of shares of QFTA common at the valuation determined in accordance with Section 2.06(d)(v)—467,039

Cash payment: ($7,066,801.76 X .33) = $2,355,600.59

Option B electors comprising 15% of outstanding shares (67,356 shares) receive:

ABV per share of $5.80 X2 = $11.60, plus $.6205 (Premises), plus $.4942 for NOL Tax Benefit = $12.7147 per share

Total B-($12.7147 X 67,356) = $856,411.34

New Pubco common stock: $4,711,201.17

Option A cash: $2,355,600.59

Option B cash: $856,411.34

TOTAL $7,923,213.10